EXHIBIT 1
NEWS RELEASE
FOR IMMEDIATE RELEASE
FIR TREE ANNOUNCES SUPPORT FOR POGO ACQUISITION
Houston, Texas and New York, New York, October 9, 2007—Plains Exploration & Production Company (NYSE: PXP) and Fir Tree Partners today jointly announced that Fir Tree has agreed to support PXP’s proposed acquisition of Pogo Producing Company (NYSE: PPP).
Fir Tree Partners will vote its shares in support of the acquisition proposal based on PXP’s continued commitment to implement, following the acquisition, its proven asset rationalization program combined with an ongoing significant share repurchase program and evaluate the necessary steps to achieve MLP valuations by forming a master limited partnership or using the MLP market to unlock value for shareholders.
Andrew Fredman of Fir Tree Partners said, “After a number of constructive conversations, we are pleased to have come to an amicable resolution regarding the Pogo acquisition and look forward to Plains Exploration’s implementation of these post-acquisition measures. We believe these measures are the most effective steps to creating value for shareholders. In light of Plains Exploration’s commitments, we are happy to support the Pogo acquisition and plan to vote our shares in favor of it. Jim Flores and his management team have demonstrated a superb long-term record of value creation and we believe that the articulated strategy will help ensure that their superior record continues forward.”
James Flores of Plains Exploration said, “We appreciate Fir Tree’s support of the Pogo acquisition, which will enable PXP to continue its stated course of action of increasing shareholder value.”
PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, Colorado, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.
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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS
This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:
*	completion of the proposed merger,

*	effective integration of the two companies,

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.
These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.
All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.
PXP AND POGO HAVE FILED A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING PXP, POGO AND THE ACQUISITION. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS IS BEING SENT TO SECURITY HOLDERS OF PXP SEEKING THEIR APPROVAL OF THE ISSUANCE OF SHARES OF PXP STOCK TO BE USED AS MERGER CONSIDERATION AND SECURITY HOLDERS OF POGO SEEKING THEIR APPROVAL OF THE ACQUISITION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT
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PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED BY PXP AND POGO WITH THE SEC AT THE SEC’S WEBSITE AT http://WWW.SEC.GOV.
THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PXP) MAY ALSO BE OBTAINED FOR FREE FROM PXP BY DIRECTING A REQUEST TO PLAINS EXPLORATION & PRODUCTION COMPANY, 700 MILAM, SUITE 3100, HOUSTON, TX 77002, ATTENTION: JOANNA PANKEY; TELEPHONE: (713) 579-6000, E-MAIL: JPANKEY@PXP.COM.
THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO POGO) MAY ALSO BE OBTAINED FOR FREE FROM POGO BY DIRECTING A REQUEST TO POGO PRODUCING COMPANY, 5 GREENWAY PLAZA, SUITE 2700, HOUSTON, TX 77046, ATTENTION: CLAY JEANSONNE, TELEPHONE: (713) 297-5000, E-MAIL: JEANSONC@POGOPRODUCING.COM.
PXP, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from PXP’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of PXP stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.
Pogo, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Pogo’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated April 20, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.
SOURCE: Plains Exploration & Production Company, Fir Tree Partners
CONTACT:
Scott Winters, Vice President—Investor Relations of Plains Exploration & Production Company, 713-579-6190, or 1-800-934-6083
Clinton Biondo of Fir Tree Partners, 305-704-5778